                                                                   EXHIBIT 10.17


                             DISTRIBUTION AGREEMENT

         AGREEMENT entered into this 19th day of August, 1992, (the "Agreement"), between Novocastra Laboratories Ltd., a United Kingdom corporation ("Supplier"), and Ventana Medical Systems, Inc., a California, U.S.A. corporation ("Distributor").

                                   WITNESSETH:

         WHEREAS, Supplier makes and sells certain monoclonal antibodies, and related products for clinical use and research use which Supplier desires to have distributed by Distributor within a certain market and under Distributor's own trademark and tradename.

         WHEREAS, Distributor has developed an apparatus that will automate the immunohistochemical staining process used for research and desires to use certain of Supplier's monoclonal antibodies with apparatus.

         WHEREAS, Distributor has the necessary technical expertise, sales organization and marketing expertise to distribute said apparatus and monoclonal antibodies; and

         WHEREAS, Supplier and Distributor are desirous of entering into an arrangement for Distributor to market and distribute such products on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements, as herein contained, the parties agree as follows:

         1. Appointment. Supplier hereby appoints Distributor as the distributor of monoclonal antibodies and supplies as listed in Exhibit A attached hereto, hereinafter referred to as ("Product(s)"). Distributor shall buy Products from Supplier in concentrated format. The Distributor shall purchase from the Supplier the concentrated monoclonal antibodies on a weight basis. The basis shall be: dollars per milligram of active antibody protein, as stated in the attached Exhibit A. Distributor shall repackage Products and sell same under its own trademark and trade name. Distributor shall be allowed to sell Products to customers throughout the world (the "Territory") for use with its own Automated Immunohistochemistry System only, (the "Market"). The distribution rights granted Distributor by Supplier herein are exclusive within the Market. Distributor acknkowledges that it has no authority whatsoever to sell Product outside of the Market. In addition, Distributor further acknowledges that customers in the Market defined in this Agreement will use Products for research use only, or investigational use only or for use as an in vitro diagnostic and distributor will take all actions necessary to label Products in compliance with applicable law and regulation as promulgated by the United States Food and Drug Administration, ("FDA"), as may be amended from time to time. Distributor acknowledges that it does not have authority to sell Products for non-automated Immunohistochemical applications. The Distributor has the right to pursue and obtain FDA In Vitro Diagnostic use labeling at the Distributor's cost. The Supplier will assist the Distributor with any available data which would be useful for FDA approval. The supplier will verify in writing that they have the cell lines producing the monoclonal antibodies in their possession and directly produce the antibodies. The Supplier will make reasonable efforts to meet the US FDA guidelines for GMP (Good Manufacturing Practices). The Distributor will assist the Supplier in this effort.

         2. Distributor Responsibilities. During the term of this Agreement, Distributor shall:

                  a. Use its best efforts at all times to promote and increase sale of Products within the Territory for the Market through, among other means, advertising, demonstrations, sales promotion programs, and attendance at exhibitions, trade shows and congresses;

                  b. Maintain all times inventories or products at levels adequate to service customer demand in the Territory for the Market;

                  c. Maintain a qualified sales organization which actively and effectively solicits orders for Products;

                  d. Inform Supplier promptly of any facts which may come to its attention or opinions likely to be relevant in relation to the manufacture, sale, use, titration or development of Products within or without the Market;

                  e. Refer promptly to Supplier all inquiries for Products from customers outside the Market;

                  f. Comply with all regulations and laws applicable to a distributor or Products;

                  g. Sell products only under its own trademarks and trade names.

         3. Supplier Responsibilities. During the term of this Agreement, Supplier shall:

                  a. Fill Distributor orders for Products as soon as commercially practicable, or within sixty (60) days, after receipt thereof;

                  b. Absent special circumstances, notify Distributor of changes to Products specifications at least sixty (60) days prior to such change;

                  c. Provide Distributor with current technical information to aid in Distributor's sales activity;

                  d. Handle any recall, whether required by a government agency or Supplier.

         4. Filling of Orders. Distributor will accept an annual purchase order of Products. Products will be shipped and invoiced pursuant to such purchase order on a quarterly basis. Distributor shall submit the first annual purchase order within fifteen (15) days from the execution of this Agreement by both Parties. Subsequent purchase orders shall be submitted every twelve (12) months after the first purchase order for as long as this Agreement remains in effect. The Supplier will accept changes to the annual purchase order on a quarterly basis with the changes being made within ninety (90) days of the receipt of the change request.

         5. Purchase Price. (a) Each Product subject to this Agreement shall be sold by Supplier to Distributor at the price specified in Exhibit A and be priced in U.S. dollars. Supplier may change prices for Products sold hereunder at the beginning of each agreement year upon ninety (90) days written notice. The

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Supplier will limit any annual price increase to no more than ten (10%) percent per year. The parties may agree from time to time to accelerate implementation of price changes of Supplier's to Distributor in the case of rapidly changing market conditions which cause the Supplier to have its cost dramatically increased. The parties may agree from time to time to accelerate implementation of price changes of Supplier's prices to Distributor in the case of rapidly changing market conditions. Distributor shall be entitled to resell in the Territory and within the Market on a exclusive basis Product on such terms as it may, in its sole discretion determine, including without limitation, price, returns, credits and discounts.

         6. Term.

                  (a) This Agreement shall become effective on the date this Agreement is signed by both parties, and hereinafter referred to as "Effective Date". This Agreement shall terminate sixty (60) months of Effective Date. Each twelve month period of this Agreement shall be referred to as an "Agreement Year".

                  (b) This Agreement will also terminate in the event either party is in default under this Agreement and such defaulting party fails to cure such default, where cure is possible, within sixty (60) days of its receipt of written notice specifying the reasons for default.

                  (c) In the event that Distributor demonstrates aggressive performance in the marketing and sale of Products, the Parties will negotiate in good faith to extend this Agreement for an Additional sixty (60) months on terms and conditions similar to those contained in this Agreement.

                  (d) In the event of contract termination, Supplier will buy back any Products shipped within the previous ninety (90) days from termination date, provided such Product has been stored properly and the remaining shelf life of such Product is at last ninety (90) days.

         7. Agency. This Agreement shall not constitute either party as the agent or legal representative of the other party for any purpose whatsoever. Distributor is not granted any right or authority to create any obligation or responsibility, express or implied in the name of Supplier in any manner whatsoever.

         8. Warranty .

                  (a) Supplier hereby warrants that the Products sold and delivered hereunder will perform according to Supplier's published specifications for each particular Product, within the shelf life period indicated for such Product ("Warranty Period"). Distributor shall notify Supplier of any defective Product discovered within the Warranty Period specified herein. Supplier will promptly replace any such defective Product conditional upon the return of the defective Product to Supplier upon request. All shipping costs associated with any such replacement or return of defective Products shall be at Supplier's expense. Supplier shall not be required to replace Products which have been damaged as a result of negligence, overheating, freezing, mishandling, or incorrect titration resulting from any party other than Supplier or its agents.

                  (b) WARRANTY DISCLAIMER. THE WARRANTY SET FORTH IN PARAGRAPH 8(a) ABOVE IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR

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
FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL SUPPLIER BE LIABLE UNDER ANY PROVISION OF THIS AGREEMENT FOR ANY PROVISION OF THIS AGREEMENT FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO THE PRODUCTS PURCHASED OR SUPPLIED HEREUNDER.

         9. Quality Assurance/Quality Control. Products sold by Supplier to Distributor pursuant to this Agreement will have undergone the same quality assurance/quality control procedures that Supplier undertakes for Products sold in other markets. In addition, Distributor will perform its own quality control procedure on Products. Such quality control procedures shall be of the same format and depth as applied to Supplier manufactured products. At the time Supplier and Distributor agree to the distribution of an antibody, both supplier and Distributor will make available to each other their quality control procedures and specifications for that particular antibody. Any future changes to the specifications or testing procedures will be communicated to the other party thirty (30) days in advance of implementing a change.

         10. Payment by Distributor. Distributor shall pay Supplier for Products purchased pursuant to this Agreement on net thirty (30) day terms. Shipments by Supplier to Distributor's facilities are F.O.B. shipping point, and cost of shipping shall be added to the invoice for Products so shipped. Title shall pass to the Distributor at the time and place of shipment. Payment will be made in U.S. dollars.

         11. Indemnity.

                  (a) Supplier shall, at its sole cost and expense, protect, defend and indemnity Distributor and hold it harmless from and against any and all claims, lawsuits, losses, liabilities and damages of any nature (including all costs associated with the defense thereof) arising out of or relating to any patent infringement of a Product subject to this Agreement. With regard to claims of patent infringement resulting sale of Product, Distributor agrees to promptly notify Supplier in writing of the receipt of a Notice of Infringement, or threat thereof. In addition, Distributor shall cooperate with Supplier in all necessary and reasonable ways in the defense of any such suit or proceeding. Supplier shall have the full control of any suit proceeding against Distributor.

                  (b) Distributor shall, at its sole cost and expense protect, defend and indemnify Supplier and hold it harmless from and against any and all claims, lawsuits, losses, liabilities and damages of any nature (including all costs associated with the defense thereof) arising out of or relating to any product liability claim or any other claim relating to a defect of a Product subject to this Agreement which is caused by Distributor's negligence or willful acts.

                  (c) The Distributor and Supplier each agree to give the other prompt notice of the bringing of any action against either or upon obtaining knowledge of any threatened action which either is based on a claim of product liability or defect in a Product subject to this Agreement or of an event which would make it difficult or impossible for one or the other party to perform hereunder. Each party agrees to keep the other informed as to the progress of any such action or threatened action and to cooperate in its defense.

         12. Confidentiality. Each of Distributor and Supplier agree to treat as confidential information and to hold in confidence and all information and data pertaining to and/or relating to trade secrets or other information designated in writing as confidential information which is divulged to it by the other, except if it (a) was known to the industry or the public at the time of disclosure to the receiving party or subsequently

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
becomes known to the industry or the public through no fault of the receiving party, or (b) was rightfully obtained by receiving party from a third party who is, at the time such information is divulged to receiving party, under no obligation to disclosing party to hold the same in confidence. In any such instance, only the portion of the information which falls within subsections (a) and (b) above shall be free from the restrictions of confidentiality.

         13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties thereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by either party without the prior written consent of the other. Each party acknowledges that certain Products to be distributed pursuant to this Agreement may from time to time be manufactured and/or offered for sale by subsidiaries or other entitles controlling, controlled by or under common control of Supplier or Distributor. Supplier and Distributor covenant and agree that they will take all such action as may be necessary to cause such persons other than themselves (including parents, subsidiaries, affiliate companies or entities) to comply with the terms of this Agreement as if such other person were substituted as a party hereto.

         14. Force Majeure. In the event that any party is prevented, interrupted or delayed in the performance of its obligations hereunder by riots, wars, acts of war, acts of God, fires, floods, accidents, strikes, labor disputes, embargoes, governmental orders or regulations, delays of carriers, lack of transportation facilities, inability to obtain raw materials, curtailment of or failure in obtaining fuel or electrical power, or by any similar occurrence beyond the reasonable control of such party, the said party shall be excused from the performance of its obligations hereunder but only while and to the extent that it is actually so prevented, interrupted and/or delayed.

         15. Modification-Waiver. No cancellation, modification amendment, deletion or other change in this Agreement or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in writing signed by the party to be bound thereby. No waiver of any right in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

         16. Entire Agreement. This Agreement supersedes all other agreements, oral or written, heretofore made with respect to the subject matter hereof and the transactions contemplated hereby and contains the entire agreement of the parties with respect thereto.

         17. Controlling Law. All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed upon the parties hereunder will be governed by the laws of the State of Arizona.

         18. Notices. All notices, elections and communications required or permitted to be given under this Agreement shall be in writing and will be deemed given five (5) days after deposit in the U.S. mail, as registered or certified mail, return receipt requested, postage prepaid and addressed to the party or by personal delivery at the following address:

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            To Supplier:             Novocastra Laboratories Ltd.
                                     24 Claremont Place
                                     Newcastle Upon Tyne, NE2 4AA
                                     United Kingdom
                                     Attn: President

            To Distributor:          Ventana Medical Systems, Inc.
                                     3865 North Business Center Drive
                                     Tucson, Arizona 85705
                                     Attn: President

         19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original hereof.

         20. Arbitration. Any controversy, dispute, or questions arising out of or in connection with this Agreement or the underlying relationship of the parties, or the interpretation, performance or non-performance of this Agreement of any breach hereof, shall be determined by arbitration held in Tucson, Arizona, in accordance with the then existing rules of the American Arbitration Association. Any decision or award of such arbitration shall be final, conclusive and binding on the parties hereto. Nothing contained herein shall in any way deprive either party of its right to obtain injunctions or other equitable relief, including preliminary relief pending arbitration. All costs and expenses (including counsel and expert witness fees) associated with any such arbitration shall be paid by the party adjudged by the Arbitrator to be responsible for the costs. Any award rendered by an Arbitrator shall be enforceable in any court of competent jurisdiction.

         21. Headings. The Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Distribution Agreement as of the day and year first above written.

                                              NOVOCASTRA LABORATORIES LTD.

                                              By /s/C.H.W. HORNE
                                                 -------------------------------

                                              Title Managing Director    19/8/92
                                                    ----------------------------


                                              VENTANA MEDICAL SYSTEMS, INC.

                                              By /s/VICTORIA BANNISTER
                                                 -------------------------------

                                              Title President            8/11/92
                                                    ----------------------------


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
AGREEMENT made the 9th day of July 1993

                                     BETWEEN

                             NOVOCASTRA LABORATORIES
                     24 CLAREMONT PLACE, NEWCASTLE UPON TYNE

                                       and

                          VENTANA MEDICAL SYSTEMS INC.
                        3865 NORTH BUSINESS CENTER DRIVE
                               TUCSON, ARIZONA USA

whereby it is agreed that

         (1) VENTANA will grant to NOVOCASTRA the right to market in respect of monoclonal antibody to Leucocyte Common Antigen ( [*] ) for use in the manual immunohistochemistry market.

         (2) VENTANA retains all rights to the [*] but agrees to license NOVOCASTRA exclusively for use in the manual immunohistochemistry market. These rights shall not be transferable.

         (3) Payment to VENTANA by NOVOCASTRA will be made as a royalty on the value of sales calculated as the amount paid to NOVOCASTRA by companies, research institutions, hospitals, individuals or any person or persons.

         (4) The royalty will be set at [*] of the amount paid to NOVOCASTRA [*] value added tax and [*] carriage or other cost associated with delivery.

         (5) NOVOCASTRA will supply on request details of their accounts relating to [*] and [*] at any time on request to VENTANA or their authorized representative.

         (6) Royalties will be paid by NOVOCASTRA to VENTANA twice yearly.

         (7) VENTANA and NOVOCASTRA will at all times keep all information relating to this contract strictly confidential and will impose the same obligation of confidentiality on their employees.

         (8) NOVOCASTRA will undertake to retain the cell lines in their sole possession and will under no circumstances, distribute the cells to any other person, hospital, research institution or company.

         (9) NOVOCASTRA will also supply at intervals designated by VENTANA [*].

         (10) The agreement will commence on the date of signing by authorized representatives of NOVOCASTRA and VENTANA and remain in effect for 10 years from that date.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         (11) In the event of any change in the corporate structure of shareholding of NOVOCASTRA, for example, partial or complete take-over by another company, then VENTANA will be informed in writing and will have the right to void this agreement with return or destruction of the cell lines, [*] at their discretion.

         (12) In the event that NOVOCASTRA no longer wish to pursue initiation of marketing, or continue marketing of the [*] then all rights concerning the antibodies will refer to VENTANA and VENTANA will have the right to approach any other company regarding exploitation of the antibodies.

         (13) VENTANA agrees that during the term of this agreement, licensing will not be granted to any other party at a lower royalty rate than applies to this agreement.

         (14) Any of the provisions of this Agreement may be varied by agreement in writing between both parties.

         (15) The intellectual property rights regarding the monoclonal antibodies which are subject to this agreement rest with the originator.

         As witness the hands of the duly authorized representatives of the parties hereto the day and year first written above.


Professor C.H. W. Horne                           Victoria Bannister, President

for: /s/C.H.W. HORNE                              for: /s/VICTORIA BANNISTER
     ------------------                                ------------------------

NOVOCASTRA LABORATORIES                           VENTANA MEDICAL SYSTEMS, INC.



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* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.